Exhibit 99.1

SPACE FORCE AWARDS ASTRA NEW LAUNCH ORDER FOR ROCKET 4

Task order valued at $11.45 million for a launch of an ESPA-class space vehicle and additional cubesats through the Orbital Services Program (OSP-4) contract

ALAMEDA, Calif. – April 21, 2023 – Astra Space, Inc. (“Astra”)(Nasdaq: ASTR) announced today that it has been awarded a launch task order for Rocket 4 through the United States Space Force’s Orbital Services Program (OSP)-4 contract.

“The Space Force deliberately structured the OSP-4 contract to leverage emerging launch solutions for mission partners like the DoD Space Test Program,” said Lt. Col. Justin Beltz, chief of Space Systems Command’s Small Launch and Targets Division. “Today’s award reflects the tremendous promise industry is bringing to the table with systems like Rocket 4. We look forward to working with Astra to make this launch a success.”

The STP-S29B mission is a Category 2 Mission Assurance launch, which will entail substantial efforts from Astra in tandem with the Government team and its independent mission assurance contractors to support a mission designed for success.

“STP-S29B demands a higher level of mission assurance than previous Astra launches and therefore represents a significant increase in Astra’s coordination with the Space Force to perform a launch designed for mission success,” said Dr. Thomas Williams, senior director of Federal Sales at Astra. “Astra’s ability to compete for this mission was based on the tremendous work that our team has done to design a repeatably reliable Rocket 4 and our previous experience successfully delivering multi-manifest missions to their desired orbits.”

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine™. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control or delays associated with our move-in to our new production facility; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors and (vi) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements, annual reports and quarterly reports.

Investor Contact:

investors@astra.com

Media Contact:

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